EXHIBIT 21

Subsidiaries of Registrant


                                             State or
                                          Jurisdiction of         Percent
Name of Subsidiary                         Incorporation           Owned
------------------                        ---------------         -------

R.J.Simpson Manufacturing Company         Ontario, Canada           100%
   (Canada) Ltd.

Simpson Industries, S.A. de C.V.          Federal District           99%
                                              of Mexico

Dampers SAS                               Lyon, France              100%

Simpson International (U.K.) Ltd.         Halifax, England          100%